Exhibit 10.24

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 19, 2012 (the “Effective Date”) between SILICON VALLEY BANK (“Bank”), as collateral agent and Administrative Agent (in such capacity referred to herein as “Agent” or “Collateral Agent”), and the Lenders listed on Schedule 1.1 hereof and party hereto (each, a “Lender” and collectively, the “Lenders”), including without limitation, Bank and LEADER LENDING, LLC – SERIES B (“Leader”) and HYPERION THERAPEUTICS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.1.1 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower, on the Effective Date, a loan (each, a “Term Loan” and collectively, the “Term Loans”), according to each Lender’s pro rata share of the Term Loan Commitment (based upon the respective Term Loan Commitment Percentage of each Lender). All Term Loans made hereunder shall not in the aggregate exceed the Term Loan Commitment. When repaid, the Term Loans may not be re-borrowed.

(b) Repayment. For each Term Loan, Borrower shall make monthly payments of interest only commencing on May 1, 2012 and continuing thereafter on the first day of each successive calendar month during the Term Loan Interest Only Period. Commencing on the Term Loan Amortization Date, Borrower shall make twenty seven (27) equal monthly payments of principal and interest which would fully amortize the outstanding Term Loan as of the Term Loan Amortization Date over the Term Loan Repayment Period and continuing thereafter during the Term Loan Repayment Period on the first day of each successive calendar month. All unpaid principal and accrued and unpaid interest is due and payable in full on the Term Loan Maturity Date with respect to such Term Loan. The Term Loan may only be prepaid in accordance with Sections 2.1.1(c) or 2.1.1(d).

(c) Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Lenders under this Agreement, provided Borrower, (a) provides written notice to Lenders of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all outstanding principal and accrued interest on the Term Loans; (ii) the Term Loan Prepayment Fee; (iii) the Term Loan Final Payment and (iv) all other sums, including Lenders Expenses, if any, that have become due and payable hereunder with respect to the Term Loans.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Term Loans, (ii) the Term Loan Prepayment Fee, (iii) the Term Loan Final Payment plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.1.2 Bank Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower from time to time from the Bank Term Loan Availability Start Date through the Bank Term Loan Commitment Termination Date, a single loan (the “Bank Term Loan”) in an amount equal to the Bank Term Loan Commitment. When repaid, the Bank Term Loan may not be re-borrowed. Bank’s obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Bank Term Loan Commitment Termination Date.

(b) Repayment. Borrower shall make monthly payments of interest only on the Bank Term Loan commencing on the first day of the month following the month in which the Bank Term Loan Funding Date occurs and continuing thereafter on the first day of each successive calendar month (each a “Bank Term Loan Interest Only Payment Date”) during the Bank Term Loan Interest Only Period. Commencing on the Bank Term Loan Amortization Date, Borrower shall make twenty seven (27) equal monthly payments of principal and interest which would fully amortize the outstanding Bank Term Loan as of the Bank Term Loan Amortization Date over the Bank Term Loan Repayment Period and continuing thereafter during the Bank Term Loan Repayment Period on the first day of each successive calendar month. All unpaid principal and accrued and unpaid interest is due and payable in full on the Bank Term Loan Maturity Date with respect to the Bank Term Loan. The Bank Term Loan may only be prepaid in accordance with Sections 2.1.2(c) or 2.1.2(d).

(c) Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Bank Term Loan advanced by Bank under this Agreement, provided Borrower, (a) provides written notice to Bank of its election to prepay the Bank Term Loan at least five (5) Business Days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all outstanding principal and accrued interest on the Bank Term Loan; (ii) the Bank Term Loan Prepayment Fee; (iii) the Bank Term Loan Final Payment and (iv) all other sums, including Lenders Expenses of Bank, if any, that have become due and payable hereunder with respect to the Bank Term Loan.

(d) Mandatory Prepayment Upon an Acceleration. If the Bank Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Bank Term Loan, (ii) the Bank Term Loan Prepayment Fee, (iii) the Bank Term Loan Final Payment plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rates.

(i) Term Loans. Subject to Section 2.2(b), the principal amount outstanding for each Term Loan shall accrue interest, which interest shall be payable monthly as provided in Section 2.1.1(b), at a per annum rate equal to the greater of (i) eight and eighty eight one hundredths of one percent (8.88%) and (ii) the Treasury Rate on the Term Loan Funding Date plus eight and fifty one hundredths of one percent (8.50%).

(ii) Bank Term Loan. Subject to Section 2.2(b), the principal amount outstanding for the Bank Term Loan shall accrue interest, which interest shall be payable monthly as provided in Section 2.1.2(b), at a per annum rate equal to the greater of (i) eight and eighty eight one hundredths of one percent (8.88%) and (ii) the Treasury Rate on the Bank Term Loan Funding Date plus eight and fifty one hundredths of one percent (8.50%).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(d) Debit of Accounts. Collateral Agent, or Bank, for the benefit of the Lenders, may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. These debits shall not constitute a set-off. Notwithstanding the foregoing, all regularly scheduled interest only payments and all regularly scheduled payments due to either Lender shall be effected by automatic debit of the appropriate funds from the Designated Deposit Account. Borrower shall make all other payments due to any Lender in lawful money of the United States, in immediately available funds, according to the instructions for other payments specified in Schedule 1.

(e) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day (unless such payments are received after 12:00 p.m. Pacific time as a result of Collateral Agent, or Bank, for the benefit of the Lenders, debiting any of Borrower’s accounts after 12:00 p.m. Pacific time in which case such payments are considered received on such day). When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Collateral Agent or Bank (as applicable):

(a) Term Loan Prepayment Fee. The Term Loan Prepayment Fee, if applicable, when due hereunder;

(b) Bank Term Loan Prepayment Fee. The Bank Term Loan Prepayment Fee, if applicable, when due hereunder;

(c) Good Faith Deposit. Borrower has paid Lenders a good faith deposit of One Hundred Fifty Thousand Dollars ($150,000). The good faith deposit will be applied towards Lenders Expenses for the documentation and negotiation of this Agreement and the remainder, if any, shall (i) be refunded to Borrower after the determination of such expenses if at least one Term Loan is made, or (ii) retained by Lenders if no Term Loans are made;

(d) Term Loan Final Payment. The Term Loan Final Payment, when due hereunder;

(e) Bank Term Loan Final Payment. The Bank Term Loan Final Payment, when due hereunder; and

(f) Lenders Expenses. All Lenders Expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses in connection with the documentation and negotiation of this Agreement in excess of the good faith deposit referred to in Section 2.3(c)) incurred through and after the Effective Date, when due and such amounts shall be debited from the Designated Deposit Account.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement;

(b) a duly executed original signature to the Effective Date Bank Warrant;

(c) a duly executed original signature to the Leader Warrant;

(d) a Warrant Purchase Agreement in the form provided by Leader or its designated affiliate and agreed to by Borrower, duly executed by Borrower;

(e) its certificate of incorporation certified by the Secretary of State of the State of Delaware and a good standing certificate of Borrower from the Secretary of State of the States of Delaware and California as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) duly executed original signatures to the completed Borrowing Resolutions for Borrower (one set for each Lender);

(g) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(h) two copies of the Perfection Certificate executed by Borrower (one for each Lender);

(i) a copy of its executed Investors’ Rights Agreement and any amendments thereto; and

(j) payment of any Lenders Expenses in excess of the good faith deposit referenced in Section 2.3(c);

(k) duly executed original signatures to a note for each of Bank and Leader with respect to each Lender’s Term Loan;

(l) duly executed original signatures to the Control Agreements, if any;

(m) certified copies, dated as of a recent date, of financing statement searches, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(n) a Subordination Agreement from each holder of Subordinated Debt; and

(o) evidence satisfactory to Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Collateral Agent.

3.2 Conditions Precedent to Bank Term Loan. Bank’s obligation to make the Bank Term Loan, is further subject to the following:

(a) a duly executed original signature to the Bank Term Loan Funding Date Warrant; and

(b) a duly executed original signature to a Note for Bank with respect to the Bank Term Loan.

3.3 Conditions Precedent to all Credit Extensions. Each Lenders obligations to make each Credit Extension, including the initial Credit Extension, are subject to the following:

(a) Except as otherwise provided in Section 3.6, Borrower shall have duly executed and delivered to Agent a Payment/Advance Form;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no

Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Lenders’ sole discretion, there has not been a Material Adverse Change.

3.4 Postclosing Deliverables. (a) No later than thirty (30) days after the Closing Date, Borrower shall deliver to Bank a landlord’s consent executed in favor of Collateral Agent, for the ratable benefit of the Lenders for each of Borrower’s leased locations and (b) no later than forty-five (45) days after the Closing Date, Borrower shall deliver to Bank a lender’s loss payable endorsement to its property insurance policy.

3.5 Covenant to Deliver. Borrower agrees to deliver to Lenders each item required to be delivered to any Lender under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

3.6 Procedures for Borrowing.

(a) Term Loans. To obtain a Term Loan, Borrower must notify Collateral Agent by facsimile, electronic mail or telephone by 12:00 p.m. Pacific Time ten (10) Business Days prior to the date the Term Loan is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Collateral Agent a completed Payment/Advance Form in the form attached as Exhibit B. Upon receipt of a Payment/Advance Form, Collateral Agent shall promptly provide a copy of the same to each Lender. On the Term Loan Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Term Loan Commitment Percentage multiplied by the amount of the Term Loan Commitment. Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.

(b) Bank Term Loan. To obtain the Bank Term Loan, Borrower must notify Bank by facsimile, electronic mail or telephone by 12:00 p.m. Pacific Time three (3) Business Days prior to the date the Bank Term Loan is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B. On the Bank Term Loan Funding Date, Bank shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to the Bank Term Loan Commitment Amount. Bank may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a valid and enforceable security interest in the Collateral and upon the filing of a financing statement in appropriate form with the Secretary of State of the State of Delaware, the security interest created hereby shall constitute a first priority perfected security interest to the extent perfection can be obtained by filing financing statements (subject only to Permitted Liens that may have superior priority under this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly, and in any event within thirty (30) days, notify Collateral Agent in a writing signed by Borrower of the general details thereof (and further details as may reasonably be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Collateral Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and execute and deliver to Borrower all documents that the Borrower reasonably requests to evidence the release of the security interest in the Collateral. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for any such Bank Services, Collateral Agent shall execute and deliver to Borrower all documents that the Borrower reasonably requests to evidence the release of the security interest in the Collateral. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred ten percent (110%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s, for the benefit of each Lender, and each Lender’s, interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of the Collateral Agent and the Lenders under the Code.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any

Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or filings required to perfect the security interest granted herein) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Lenders in connection herewith, or of which Borrower has given Lenders notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate (as may be updated from time to time). All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its material Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificate (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date), Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to result in a Material Adverse Change. Borrower shall provide written notice to Collateral Agent (to update the Perfection Certificate) within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000).

5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lenders. The use of proceeds of the Credit Extensions for the purposes permitted in Section 5.9 shall not be deemed to be a material deterioration in Borrower’s consolidated financial condition.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all federal and other material tax returns and reports required to have been filed by it, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except those which are being contested, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, and (b) has set aside on its books adequate reserves in accordance with GAAP. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as this Agreement remains in effect:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Collateral Agent.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to each Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, cash flow statement and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Lenders; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion (which may include a “going concern” qualification and any other qualifications reasonably acceptable to Lenders) on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices delivered to Borrower’s security holders or to any holders of Subordinated Debt, (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (iv) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; and (v) budgets, sales projections, operating plans and other financial information reasonably requested by Lenders, including but not limited to Borrower’s financial projections for current fiscal year as approved by Borrower’s Board of Directors as soon as available, but no later than thirty (30) days after the last day of Borrower’s fiscal year.

(b) Within thirty (30) days after the last day of each month, deliver to Lenders with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Allow Lenders to audit or inspect Borrower’s Collateral at Borrower’s expense. Such audits or inspections shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

6.3 Inventory; Returns; Collateral. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Lenders of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000). None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Lenders notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must execute and deliver a bailee agreement in form and substance reasonably satisfactory to Collateral Agent.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required federal and material tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as an additional lender loss payee and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, Collateral Agent as an additional insured. All policies (or their respective endorsements) shall provide that the insurer must endeavor to give Collateral Agent at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Collateral Agent’s and any Lenders’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, the proceeds payable under any casualty policy shall, at Borrower’s option, be payable to Borrower to replace or repair destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent, for the benefit of the Lenders, has been granted a first priority security interest. After the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.

6.6 Operating Accounts.

(a) Maintain substantially all its depository and operating accounts and securities accounts and all foreign exchange transactions with Bank and Bank’s Affiliates.

(b) Provide Collateral Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Collateral Agent or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Collateral Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Collateral Agent. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent by Borrower as such and (ii) the Cash Collateral Account.

6.7 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Lenders in writing of material infringements of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

6.8 Litigation Cooperation. Make available to Collateral Agent, without expense to Collateral Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Collateral Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default. Borrower will give prompt written notice to Collateral Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to result in a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Lenders of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Lenders to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (not to exceed sixty five percent (65%) of such stock units or other evidence of ownership in the case of a foreign Subsidiary).

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent reasonably requests to perfect or continue Collateral Agent’s and Lenders’ Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Collateral Agent, within ten (10) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to result in a Material Adverse Change.

7 NEGATIVE COVENANTS

Borrower shall not, for so long as this Agreement is in effect, do any of the following without Collateral Agent’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of used, worn-out, damaged, obsolete or surplus Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses or similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, (e) licenses of Borrower’s Intellectual Property in the ordinary course of business, including without limitation, licenses of product to partnerships in bona fide collaborations, (f) of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing), (g) resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding, (h) to a Borrower or a Subsidiary of a Borrower that has guaranteed the Obligations and granted a security interest in its assets in accordance with Section 6.10, (i) Transfers not permitted by clauses (a) through (h) provided that the aggregate fair value of all assets Transferred in reliance upon this Section 7.1(i) shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in Key Person (provided that Collateral Agent shall not unreasonably withhold, condition or delay consent to such a change) or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than forty nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors, private equity investors or similar institutional investors so long as Borrower identifies to Lenders such investors prior to the closing of the transaction). Borrower shall not, without at least ten (10) Business Days prior written notice to Lenders: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Notwithstanding the foregoing (i) Borrower may consummate the Ucyclyd Asset Sale and (ii) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except pursuant to the Loan Documents or in any other agreement with or in favor of Collateral Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein or in connection with Subordinated Debt.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay dividends solely in common stock; and (ii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Two Hundred Thousand Dollars ($200,000) per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) equity or Subordinated Debt investments by Borrower’s investors or (ii) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur to the extent such occurrence would reasonably be expected to result in a Material Adverse Change; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to result in a Material Adverse Change; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due any Lender) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Term Loan Maturity Date or Bank Term Loan Maturity Date (as applicable)). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.1, 6.2, 6.4, 6.5, 6.6 or 6.9 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days without Lenders’ written consent) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any Subsidiary on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise; provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by the insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) Business Days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or any Lender or to induce Collateral Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lenders, or any creditor that has signed such an agreement with Lenders breaches any terms of such agreement (to the extent not cured or waived);

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change.

9 RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Collateral Agent may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Collateral Agent or Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or Lenders;

(c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s and Lenders’ security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available as Collateral Agent designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Collateral Agent or Lenders owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Collateral Agent is hereby granted, effective solely upon an Event of Default and solely during the continuation of such Event of Default, a non-exclusive, non-transferable, non-sublicenseable, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar intellectual property as it pertains to the Collateral, solely to the extent necessary for (x) completing production of any in-process inventory in the Collateral in connection with the enforcement of its security interest and (y) advertising for sale and selling any Collateral in connection with the enforcement of its security interest. In connection with Collateral Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent for the benefit of the Lenders, solely to the extent necessary for (x) completing production of any in-process inventory in the Collateral in connection with the enforcement of its security interest and (y) advertising for sale and selling any Collateral in connection with the enforcement of its security interest;

(i) place a “hold” on any account maintained with Collateral Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s and Lenders’ security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Collateral Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Collateral Agent’s and Lenders’ obligation to provide Credit Extensions terminates.

9.3 Accounts Verification; Collection. Upon the occurrence and during the continuance of an Event of Default, Lenders may notify any Person owing Borrower money of Lenders’ security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Lenders, and, if requested by Lenders, Borrower shall immediately deliver such receipts to Lenders in the form received from the Account Debtor, with proper endorsements for deposit.

9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Lenders shall apply any funds in their possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Lenders Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lenders in the exercise of their rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If an Event of Default has occurred and is continuing, Lenders may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Collateral Agent and Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If Collateral Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Collateral Agent of cash therefor.

9.6 Liability for Collateral. So long as the Collateral Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Collateral Agent and Lenders, the Collateral Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Collateral Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and then is only effective for the specific instance and purpose for which it is given. Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Agent has all rights and remedies provided under the Code, by law, or in equity. Collateral Agent’s exercise of one right or remedy is not an election, and Collateral Agent’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, email address or facsimile number indicated below. Each party may change its address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	HYPERION THERAPEUTICS, INC.
601 Gateway Blvd., Suite 200
South San Francisco, CA 94080
Attn: Jeff Farrow
Tel.: (650) 745-7816
Fax: (650) 887-1827
Email: Jeff.Farrow@hyperiontx.com

If to Collateral Agent:	Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, CA 94105
Attn: Lindsay Schwallie
Fax: (415) 512-4243
Email: lschwallie@svb.com

If to Leader:	Leader Ventures, LLC
311 California Street, Suite 420
San Francisco, CA 94104

Telephone: 415-956-8230
Fax: 415-956-8233
Email: finance@leaderventures.com
Attention: Chief Financial Officer

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Collateral Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Collateral Agent and Lenders. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion). Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which assignment, transfer and other such actions are governed by the terms of the Warrants).

12.2 Indemnification; Expenses. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person from, following from, consequential to, or arising from transactions between Collateral Agent, and/or Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Collateral Agent, Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts; Facsimile Copies. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement so long as the original signatures follow within seven (7) Business Days.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Collateral Agent and each Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Collateral Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders’ and Collateral Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Collateral Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; and (e) as Collateral Agent considers appropriate in exercising remedies under the Loan Documents. Confidential information does not include information that either: (i) is in the public domain or in Lenders’ and/or Collateral Agent’s possession when disclosed to Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to Lenders and/or Collateral Agent; or (ii) is disclosed to Lenders and/or Collateral Agent by a third party, if Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information.

Lenders and Collateral Agent may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Lenders and the Collateral Agent do not, directly or indirectly, disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower, Collateral Agent and/or Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, Collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or Lenders or any entity under the control of Collateral Agent or Lenders (including an Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other Collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Bank” is defined in the preamble hereof.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Term Loan” is defined in Section 2.1.2(a).

“Bank Term Loan Amortization Date” means the date nine (9) months after the first Bank Term Loan Interest Only Payment Date.

“Bank Term Loan Availability Start Date” is the date Borrower provides evidence reasonably satisfactory to Bank that is has received at least Thirty Million Dollars ($30,000,000) in proceeds from the sale of Borrower’s equity securities or the incurrence of Subordinated Debt.

“Bank Term Loan Commitment” is Two Million Five Hundred Thousand Dollars ($2,500,000).

“Bank Term Loan Commitment Termination Date” is September 30, 2012.

“Bank Term Loan Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Bank Term Loan Maturity Date, (b) the acceleration of the Bank Term Loan, or (c) the prepayment of the Bank Term Loan, equal to the Loan Amount of the Bank Term Loan multiplied by the Final Payment Percentage.

“Bank Term Loan Funding Date” is the date on which the Bank Term Loan is made to or on account of Borrower.

“Bank Term Loan Funding Date Warrant” means that certain Warrant to Purchase Stock dated as of the Bank Term Loan Funding Date in the form of Exhibit E executed by Borrower in favor of Bank.

“Bank Term Loan Interest Only Payment Date” is defined in Section 2.1.2(b).

“Bank Term Loan Interest Only Period” means, for the Bank Term Loan, the period of time commencing on the Bank Term Loan Funding Date through the day before the Bank Term Loan Amortization Date.

“Bank Term Loan Maturity Date” is the date twenty six (26) months after the Bank Term Loan Amortization Date.

“Bank Term Loan Prepayment Fee” shall be an additional fee payable to Bank in amount equal to:

(a) for a prepayment made on or prior to the first anniversary of the Bank Term Loan Funding Date, four percent (4.0%) of the principal amount of the Bank Term Loan prepaid; or

(b) for a prepayment made after the first anniversary of the Bank Term Loan Funding Date but on or prior to the second anniversary of the Bank Term Loan Funding Date, three percent (3.0%) of the principal amount of the Bank Term Loan prepaid; and

(c) for a prepayment made after the second anniversary of the Bank Term Loan Funding Date but prior to the Bank Term Loan Maturity Date, two percent (2.0%) of the principal amount of the Bank Term Loan prepaid.

“Bank Term Loan Repayment Period” is a period of time equal to twenty seven (27) consecutive months commencing on the Bank Term Loan Amortization Date.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lenders approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Collateral Account” means that certain account (no. 1893069763) maintained at Comerica Bank as collateral for corporate credit cards issued by Comerica Bank to Borrower; provided (i) the aggregate amount in such account does not exceed Twenty Five Thousand Dollars ($25,000) at any time and (ii) the Cash Collateral Account is closed, and any amounts therein are transferred to an account maintained with Bank, within sixty (60) days of the Effective Date.

“Cash Equivalents” means any of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;

(b) investments in commercial paper maturing within three hundred sixty five (365) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s of at least A2 or P2, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s and Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Agent” means Silicon Valley Bank, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person, including without limitation, an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan, the Bank Term Loan or any other extension of credit by Lenders for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300521673, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Effective Date Bank Warrant” means that certain Warrant to Purchase Stock dated on or about the Effective Date executed by Borrower in favor of Bank.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Licenses” means the licenses granted pursuant to the following agreements: (i) the Ucyclyd Collaboration Agreement; (ii) License Agreement dated April 16, 1999, among Dr. Saul Brusilow, Brusilow Enterprises LLC, and Borrower (as successor in interest to Ucyclyd, which was successor in interest to Medicis Pharmaceutical Corporation), including the Settlement Agreement and First Amendment dated August 21, 2007 among Dr. Saul Brusilow, Brusilow Enterprises LLC, Borrower (as successor in interest to Ucyclyd) and Medicis Pharmaceutical Corporation; and (iii) Asset Purchase Agreement between Borrower and Ucyclyd dated March 22, 2012.

“Final Payment Percentage” is six and one half percent (6.50%).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date or other hedging contract between Borrower and Bank.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, to the extent owned by Borrower, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s CEO and CFO.

“Leader” is defined in the preamble hereof.

“Leader Warrant” means that certain Warrant to Purchase Stock dated on or about the Effective Date executed by Borrower in favor of the designee of Leader.

“Lender” is any one of the Lenders.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all reasonable and documented out-of-pocket audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Amount” in respect of each Term Loan or the Bank Term Loan is the original principal amount of such Term Loan or Bank Term Loan.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any Note, or Notes or guaranties executed by Borrower or any Guarantor, any Bank Services Agreement and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Collateral Agent and/or any Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Moody’s” means Moody’s Investors Service, Inc.

“Note” means for each Term Loan and/or for the Bank Term Loan, one of the secured promissory notes of Borrower substantially in the form of Exhibit D.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses, Term Loan Prepayment Fee, Bank Term Loan Prepayment Fee, Term Loan Final Payment, Bank Term Loan Final Payment and other amounts Borrower owes Lenders now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) The Ucyclyd Indebtedness;

(e) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(f) Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) secured by Permitted Liens;

(g) Other unsecured Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness pursuant to the FX Forward Contract;

(j) Indebtedness in respect of corporate credit cards issued by Comerica Bank to Borrower secured only by the Cash Collateral Account; provided that (i) the aggregate amount of any such Indebtedness shall not exceed Twenty Five Thousand Dollars ($25,000) at any time and (ii) any such Indebtedness is indefeasibly paid in full in cash, or otherwise discharged, within sixty (60) days of the Effective Date.

(k) Indebtedness owed to any person with respect to premiums payable for property, casualty, or other insurance, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year; and

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the then-outstanding principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Lenders;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors which do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any year, provided that no cash loans under this clause (ii) may be made if an Event of Default is then occurring or would otherwise upon the making thereof;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

Notwithstanding the foregoing, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Collateral Agent’s and/or Lenders’ Liens;

(c) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Collateral Agent’s and/or Lenders’ Liens and the aggregate amount of such Liens does not at any time exceed One Hundred Thousand Dollars ($100,000);

(d) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Collateral Agent’s and/or Lenders’ Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed One Hundred Thousand Dollars ($100,000);

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f) Liens in favor of Ucyclyd in the Ucyclyd Collateral;

(g) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of like nature;

(h) good faith deposits in connection with any acquisition permitted hereunder or any Permitted Investment and to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition permitted hereunder or any Permitted Investment;

(i) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent and/or Lenders a security interest;

(j) licenses of Intellectual Property permitted pursuant to Section 7.1(e);

(k) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(l) the filing of financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or similar transactions;

(m) easements, zoning restrictions, rights-of-way, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not sure any monetary obligations and do not interfere with the ordinary course of business of Borrower in any material respect;

(n) Liens on fixed or capital assets acquired, constructed or improved, including Liens securing capital lease obligations, provided that such Lien secures Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness;

(o) Liens granted in the ordinary course of business securing the financing of insurance premiums;

(p) Liens in favor of Comerica Bank in respect of the Cash Collateral Account, provided that any such Liens are terminated within sixty (60) days of the Effective Date.

(q) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(r) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower has complied with Section 6.6 hereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer or Controller of Borrower.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders in connection with the Loan Documents other than the Warrants pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and Lenders entered into between Collateral Agent, the Borrower and the other creditor), on terms acceptable to Collateral Agent and Lenders.’

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Term Loan” or “Term Loans” is defined in Section 2.1.1(a).

“Term Loan Amortization Date” is February 1, 2013.

“Term Loan Commitment” is Ten Million Dollars ($10,000,000).

“Term Loan Commitment Percentage” means fifty percent (50%) with respect to Bank, and fifty percent (50%) with respect to Leader.

“Term Loan Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan, or (c) the prepayment of the Term Loan, equal to the Loan Amount of the Term Loan multiplied by the Final Payment Percentage.

“Term Loan Funding Date” is any date on which a Term Loan is made to or on account of Borrower.

“Term Loan Interest Only Period” means, for each Term Loan, the period of time commencing on its Term Loan Funding Date through the day before the Term Loan Amortization Date.

“Term Loan Maturity Date” is the date twenty six (26) months after the Term Loan Amortization Date.

“Term Loan Prepayment Fee” shall be an additional fee payable to the Collateral Agent, for the benefit of each Lender according to each Lender’s pro rata share of the Term Loan Commitment (based upon the respective Term Loan Commitment Percentage of each Lender) in amount equal to:

(a) for a prepayment made on or prior to the first anniversary of the Term Loan Funding Date, four percent (4.0%) of the principal amount of the Term Loan prepaid; or

(b) for a prepayment made after the first anniversary of the Term Loan Funding Date but on or prior to the second anniversary of the Term Loan Funding Date, three percent (3.0%) of the principal amount of the Term Loan prepaid; and

(c) for a prepayment made after the second anniversary of the Term Loan Funding Date but prior to the Term Loan Maturity Date, two percent (2.0%) of the principal amount of the Term Loan prepaid.

“Term Loan Repayment Period” is a period of time equal to twenty seven (27) consecutive months commencing on the Term Loan Amortization Date.

“Transfer” is defined in Section 7.1.

“Treasury Rate” is the average weekly yield (of the week-ending figures) in the most recent Federal Reserve Statistical Release on actively traded U.S. Treasury obligations for a three (3) year maturity or if a Statistical Release is not published, the arithmetic average (to the nearest .01%) of the per annum yields to maturity for each Business Day during the week (ending at least two Business Days before the determination is made) of all actively traded marketable United States Treasury fixed interest rate securities with a constant maturity of, or not more than 30 days longer or shorter than, the average life of the principal and interest payments that are being paid (excluding securities that can be surrendered at face value to pay federal estate tax, or which provide for tax benefits to the holder). The Treasury Rate shall initial be set as of February 1, 2012 and will be adjusted upward in the event of any subsequent increase in the index rate.

“Ucyclyd” means UCYCLYD PHARMA, INC.

“Ucyclyd Asset Sale” means sale by Ucyclyd to Borrower of its BUPHENYL and AMMOUL products as contemplated by the Ucyclyd Collaboration Agreement.

“Ucyclyd Collaboration Agreement” means that certain Amended and Restated Collaboration Agreement by and between Borrower and Ucyclyd dated as of March 22, 2012.

“Ucyclyd Collateral” means the “Collateral”, as such term is defined in the Ucyclyd Security Agreement.

“Ucyclyd Indebtedness” means Indebtedness to Ucyclyd in connection with the Ucyclyd Asset Sale in a principal amount not to exceed Twenty Two Million Dollars ($22,000,000).

“Ucyclyd Security Agreement” means a Security Agreement by and between Borrower and Ucyclyd in the form attached as Exhibit 2 to the Collaboration Agreement (and in the same form as in effect on the Effective Date).

“Warrants” are the Effective Date Bank Warrant, the Leader Warrant and the Bank Term Loan Funding Date Warrant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

HYPERION THERAPEUTICS, INC.

By:	/s/ Donald Santel
Name:	Donald Santel
Title:	CEO

COLLATERAL AGENT:

SILICON VALLEY BANK

By:	/s/ Pete Scott
Name:	Pete Scott
Title:	Region Manager

LENDERS:

SILICON VALLEY BANK

By:	/s/ Pete Scott
Name:	Pete Scott
Title:	Region Manager

LEADER LENDING, LLC—SERIES B

By:	Leader Ventures, LLC
Its Manager

By:	/s/ Robert W. Molke
Name:	Robert W. Molke
Title:	Managing Director

[Signature page to Loan and Security Agreement]

SCHEDULE 1.1

LENDERS AND COMMITMENTS

TERM LOANS

Lender	Commitment	Commitment Percentage
LEADER LENDING, LLC - SERIES B	$5,000,000	50.00%
Silicon Valley Bank	$5,000,000	50.00%
TOTAL	$10,000,000	100.00%

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired, (i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; (ii) any assets that are subject to a purchase money lien or capital lease permitted by this Agreement to the extent the documents relating to such purchase money lien or capital lease would not permit such assets to be subject to the security interest created hereby or the grant or perfection of an additional lien would result in a breach or termination of, or constitutes a default under, the documentation governing such liens or the obligations secured by such liens, provided upon the release of such restriction any such assets shall automatically constitute Collateral; (iii) any lease or other contract if the grant of a security interest therein in the manner contemplated by this Agreement, under the terms thereof or under applicable law, is prohibited or would give any other party thereto (other than Borrower) the right to terminate such lease or other contract (but only to the extent that, and for so long as, any such prohibitions or termination right would not be rendered ineffective pursuant to the Code or any other applicable law); (iv) the Excluded Licenses and (v) for so long as the Ucyclyd Security Agreement is in effect, the Ucyclyd Collateral; provided, further, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the items described in clauses (i) through (iv) above.

Agent and Lenders further acknowledge that the Collateral shall not include more than 66% of the voting securities of any Subsidiary that is not organized under the Laws of the United States or any of its states if such pledge would cause a material increase in the Borrower’s federal income tax liability.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Collateral Agent’s prior written consent.

Defined terms used above but not defined shall have the meaning assigned such terms in that certain Loan and Security Agreement by and between Borrower, Silicon Valley Bank, as collateral agent and Administrative Agent and the Lenders listed on Schedule 1.1 thereof dated as of April 19, 2012.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.

Fax To:	Date:

LOAN PAYMENT:

HYPERION THERAPEUTICS, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Lender:	Account Number:
City and State:

Beneficiary Lender Transit (ABA) #:	Beneficiary Lender Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Lender:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: [SILICON VALLEY BANK][LEADER LENDING, LLC—SERIES B]

Date:

FROM: HYPERION THERAPEUTICS, INC.

The undersigned authorized officer of HYPERION THERAPEUTICS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Collateral Agent and the Lenders (the “Agreement”), (1) Borrower is in complete compliance for the period ending                         with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower has timely filed all required federal and other material tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent. Attached are the required documents supporting the certification. The undersigned certifies that the financial statements delivered in connection with this certificate are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that an Event of Default has occurred and is continuing. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column for any applicable item.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
Annual projections	30 days after FYE	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

HYPERION THERAPEUTICS, INC.	LENDERS’ USE ONLY

Received by: AUTHORIZED SIGNER

By: Name: Title:	Date:
Verified: AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

EXHIBIT D

SECURED PROMISSORY NOTE

$	Dated: , 2012

FOR VALUE RECEIVED, the undersigned, HYPERION THERAPEUTICS, INC., a [Delaware] corporation (“Borrower”), HEREBY PROMISES TO PAY to [SILICON VALLEY BANK][LEADER LENDING, LLC—SERIES B] (“Lender”) the principal amount of [            Dollars ($            )] or such lesser amount as shall equal the outstanding principal balance of the [Term Loan][Bank Term Loan] made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of the [Term Loan][Bank Term Loan], at the rates and in accordance with the terms of the Loan and Security Agreement by and between Borrower and Silicon Valley Bank, as Collateral Agent, and the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on [Term Loan Maturity Date][Bank Term Loan Maturity Date] as set forth in the Loan Agreement

Principal, interest and all other amounts due with respect to the [Term Loan][Bank Term Loan], are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan and Security Agreement, dated as of April __, 2012, to which Borrower and Lender are parties (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of this secured [Term Loan][Bank Term Loan] to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as provided in the Loan Agreement. This Note and the obligation of Borrower to repay the unpaid principal amount of the [Term Loan][Bank Term Loan], interest on the [Term Loan][Bank Term Loan] and all other amounts due Lenders under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable and documented out-of-pocket fees and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and costs, incurred by Lenders in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

HYPERION THERAPEUTICS, INC.

By:

Name:

Title:

[Signature Page to Secured Promissory Note]

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

EXHIBIT E

FORM OF BANK TERM LOAN FUNDING DATE WARRANT